Exhibit 3.21

LIMITED LIABILITY COMPANY AGREEMENT
OF
LR8 OWNER, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LR8 OWNER, LLC (the “Company”), is made and entered into to be effective for all purposes as of September 22, 2010, by LR8 INVESTORS, a Delaware limited liability company (“LR8 Investors”), as a single member, and such other persons as may from time to time be admitted as members of the Company in accordance with the terms of this Agreement and the Delaware Act. As used in this Agreement, the term “Member” or “Members” shall mean LR8 Investors (so long as it is a member of the Company), and/or any other person or entity who is admitted as a member of the Company in accordance with this Agreement and the Delaware Act, and the singular and plural may be used interchangeably.
RECITALS:
WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as amended from time to time, the “Delaware Act”) by Kashif Z. Sheikh acting as an authorized person, by the filing of a Certificate of Formation for the Company with the Secretary of State of Delaware on September 20, 2010. LR8 Investors hereby adopts and ratifies the Certificate of Formation and all acts taken by the sole organizer in connection therewith;
NOW, THEREFORE, the Members hereby agree as follows:
1.Continuation: The Members agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement, as amended from time to time. Upon the filing of the original Certificate of Formation of the Company with the Secretary of the State of Delaware, Kashif Z. Sheikh’s powers as an authorized person of the Company within the meaning of the Delaware Act ceased, and the Member is hereby authorized and directed to file any necessary amendments to the Certificate of Formation of the Company in the office of the Secretary of State of the State of Delaware and such other documents as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.Name and Principal Place of Business:

(a)The name of the Company is “LR8 Owner, LLC.” The Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Members may from time to time determine.

(b)The principal place of business and office of the Company shall be located at 95 Enterprise, Suite 325, Aliso Viejo, California 92656, or at such other place or places as the Members may from time to time designate.

3.Registered Agent and Registered Office: The name of the Company’s registered agent for service of process shall be the National Registered Agents, Inc., and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The registered agent and the registered office of the Company may be changed from time to time by the Members.

4.Term: The term of the Company shall be deemed to have commenced on the filing of the Certificate of Formation in the office of Secretary of State of the State of Delaware and shall continue until December 31, 2060, unless sooner terminated or further extended pursuant to the provisions of this Agreement by the Members. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

5.Purpose: The principal purposes and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act, including without limitation, to acquire, own, hold, service, manage, operate, develop, lease, finance, refinance, mortgage, sell and otherwise deal directly or indirectly with real estate and related interests, and to conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Company as set forth herein, including, but not limited to, entering into partnership agreements in the capacity of a general or a limited partner, becoming a member of a joint venture or a limited liability company, participating in forms of syndication for investment, owning stock in corporations and the incurring of indebtedness and the granting of liens and security interests on the real and personal property of the Company; it being agreed that each of the foregoing is an ordinary part of the Company’s business.

6.Members: LR8 Investors is a Member of the Company and shall be    shown as such on the books and records of the Company. Except as expressly permitted by this Agreement, no other person shall be admitted as a Member of the Company, and no additional interest in the Company shall be issued, without the unanimous approval of the Members. The names and the addresses of the Members are as follows:

Name	Address
LR8 Investors, LLC	95 Enterprise, Suite 325, Aliso Viejo, California 92656

7.Management:

(a)Except as specifically limited herein or to the extent delegated by the written agreement of the Members of the Company, (i) the business and affairs of the Company shall be vested in and controlled by the Members, which shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with this Agreement and to do anything and everything they deem necessary or appropriate to carry on the business of the Company; (ii) each of the Members shall have full, exclusive and complete discretion in the management and control of the Company for the purposes set forth above in paragraph 5; (iii) all decisions relating to the business and affairs of the Company including, without limitation, all decisions required or permitted to be made by the Members under this Agreement, may be made by, and all action proposed to be taken by or on behalf of the Company, may be taken by any one of the Members; and (iv) any one of the Members shall have full power and authority to execute all documents and take all other actions on behalf of the Company and thereby bind the Company and the Members with respect thereto.

(b)The implementation of decisions made by the Members may be through any person or entity selected by the Members. All decisions or actions taken by the Members hereunder shall be binding upon all of the Members and the Company. All approvals and consents required herein may be prospective or retroactive.

(c)The Members are, to the extent of their rights and powers set forth in this Agreement, agents of the Company for the purpose of the Company’s business, and the actions of the Members taken in accordance with such rights and powers shall bind the Company. The Members shall exercise their authority as such in their capacities as Members of the Company. The Company shall not have any “managers” within the meaning of Section 18-101(9) of the Delaware Act.

(d)At least quarterly and as from time to time requested by any Member, the Members shall provide notice to all other Members of all such meetings and meet with all Members who wish to attend such meetings to review and discuss the financial condition of the Company and the status of all matters involving the business of the Company.

8.Officers: The Members hereby adopt the resolutions attached to this Agreement as Schedule A, authorizing certain officers to act on behalf of the Company, as is more particularly described on Schedule A. Notwithstanding the foregoing, the officer of the Company shall not have the power to take any action which is deemed to be a Major Decision (as defined in that certain Limited Liability Company Agreement of LR8 Investors dated as of September 22, 2010 (as the same may be amended, supplemented and restated from time to time, the “LR8 LLC Agreement”)) by LR8 Investors without the prior written approval of the Executive Committee of LR8 Investors.

9.Initial Capital Contributions and Percentage Interests:

(a)The Members have each made initial contributions to the capital of the Company.

(b)Each Member shall have an interest in the Company expressed as a percentage of the whole (“Percentage Interest”), with the current Percentage Interest in the Company of each Member being as follows:

Member	Percentage Interest
LR8 Investors, LLC	100%

10.Additional Capital Contributions: No Member shall be required to contribute any additional capital to the Company other than the initial contributions heretofore made. No Member will have any obligation to restore any negative or deficit balance in its capital account, including any negative or deficit balance in its capital account upon liquidation and dissolution of the Company. Any additional funds required by the Company to meet its cash requirements shall, to the extent possible, be provided by Company borrowings from third parties, upon such terms and conditions as determined appropriate by the Members; provided, however, that in lieu of causing the Company to borrow from third parties, with the unanimous approval of the Members, the Members may from time to time make additional capital contributions to the Company.

11.Tax Matters:

(a)For so long as there is one (1) Member of the Company, the Company shall be a disregarded entity and make or cause to be made fillings appropriate to such status.

(b)At any time hereafter when there is more than one (1) Member of the Company with a Percentage Interest, the Members intend for the Company to be treated as a partnership for federal income tax purposes, and in such event the provisions of this paragraph 11(b) and of paragraphs (c), (d) and (e) of this paragraph 1, and paragraph 12(b), shall be operative. In accordance with the capital accounting rules of Treasury Regulation Section 1.704-1(b) (relating to maintenance of capital accounts), a separate capital account shall be determined and maintained for each Member, and such capital accounts of the Members shall be subject to such adjustments as may be required to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation. Without limiting the generality of the foregoing, the Members may modify the manner in which capital accounts are maintained in order to comply with the provisions of Section 704(b) of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulation Section 1.7041(b).

(c)For any taxable year of the Company all “book income” computed in accordance with Treasury Regulation Section 1.704-1(b), as well as all net income, net gains and net losses of the Company from operations, interim capital transactions or in connection with a dissolution and winding up of the Company shall be allocated to the Members in accordance with and in proportion to their respective Percentage Interests in the Company.

(d)Without limiting the generality of the foregoing, the Members may modify the manner in which the capital accounts are maintained in order to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. In addition, the Members agree that the Company’s income, gain and loss (or items thereof) shall be specially allocated to the Members to the extent necessary to comply with the provisions of the Section 704(b) and 704(c) of the Code, including minimum gain chargebacks, qualified income offsets, etc., as required by the Treasury Regulations thereunder. No allocation of income, gain or loss will be made to a Member if the allocation would not have “economic effect” or otherwise would not be in accordance with the Member’s interest in the Company, in each case within the meaning of Treasury Regulation Section 1.704-1(b). The Members will have authority to reallocate any item in accordance with the immediately preceding provisions of this paragraph 11(d).

(e)LR8 Investors shall act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

12.Distributions:

(a)After providing for the satisfaction of all the current debts and obligations of the Company, after any required payments on any loan or other financing and subject to compliance with Section 18-607 and Section 18-804 of the Delaware Act, the Company shall, as soon as reasonably practical, make monthly distributions and annual adjusting distributions of the Company’s net cash flow available for distribution (as determined by the unanimous consent of the Members), including distributions of net cash flow from operations, net proceeds of any interim capital transaction and net proceeds available upon dissolution and winding up of the Company (such net cash flow, net proceeds from interim capital transactions and net proceeds upon dissolution and winding up of the Company being herein sometimes referred to as the “Distributable Cash”) (in each case after establishment of appropriate and reasonable reserves, as determined by the unanimous consent of the Members in their reasonable discretion), to the Members in accordance with and in proportion to their respective Percentage Interests in the Company.

(b)As provided in paragraph 11(b), and notwithstanding the foregoing to the contrary, upon the dissolution and winding up of the Company, all assets of the Company, including cash, shall be, subject to Section 18-804 of the Delaware Act, after payments to or reserves for obligations owed to creditors, distributed to the Members in proportion to their respective positive capital account balances, as such balances have been adjusted to reflect allocations of gains and losses for all periods, and such distributions shall be made within the time periods set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(B)(3).

13.Dissolution and Termination:

(a)The Company shall be dissolved and its business wound up upon the earlier to occur of any of the following events:

(i)	the expiration of the term of the Company;

(ii)	the written consent of all of the Members; or

(iii)
the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(iv)	the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b)Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Members shall act jointly as the liquidator (unless they jointly elect to appoint a liquidator) to wind up the business of the Company pursuant to this Agreement. If there shall be no Member, the successors-in-interest of the last Member may approve one or more liquidators to act as the liquidator in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members or their successors-in-interest.

(c)In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them, as a tenant-in-common, an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Members in accordance with paragraph 11 hereof if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidator in good faith.

(d)Any liquidating distribution shall be made no later than the later to occur of (i) the end of the taxable year during which such liquidation occurs and (ii) 90 days after the date of such liquidation.

14.Transfers of Interests:

(a)No Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the Company without the unanimous approval of all Members, and any purported sale, assignment, transfer or other disposition of all or any part of an interest in the Company in contravention hereof shall be null and void and of no force and effect.

(b)Substitute or additional Members shall only be admitted to the Company upon the prior unanimous written approval of all the Members.

15.Indemnification: No Member shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such Member’s gross negligence or willful misconduct. The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, director and officer against any losses, claims, damages or liabilities to which such Member, director or officer may become subject in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such Member’s gross negligence or willful misconduct. If any Member becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Member for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Member shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Member was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of such Member) the foregoing indemnification is unavailable to such Member, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Member as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Member on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. The provisions of this paragraph 15 shall survive for a period of four years from the date of dissolution of the Company, provided that (i) if at the end of such period there are any actions, proceedings or investigations then pending, any Member may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this paragraph 15 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and (ii) the obligations of the Company under this paragraph 15 shall be satisfied solely out of Company assets. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this paragraph 15 shall (i) be in addition to any liability which the Company may otherwise have and (ii) inure to the benefit of the Members, their respective affiliates and their respective members, directors, officers, employees, agents and affiliates and any successors, assigns, heirs and personal representatives of such persons.

16.Liability of the Members: Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of capital contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

17.Waiver of Partition and Nature of Interest In the Company: Except as otherwise expressly provided in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, or to file a complaint or to institute any proceeding at law or in equity to cause the termination, dissolution and liquidation of the Company. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this paragraph 17, and without such waivers no Members would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company. The interest of all Members in this Company are personal property.

18.Books, Records, Accounting and Reports:

(a)Books and Records: The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Members. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

(b)Accounting and Fiscal Year: The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Code.

(c)The Company Accountant: The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) an accounting firm designated by the Members. The fees and expenses of the Company Accountant shall be a Company expense.

(d)Reserves: The Members may, subject to such conditions as they shall determine, establish reserves for the purposes and requirements as they may deem appropriate.

19.UBTI: Subject to paragraph 7, the Company will use its reasonable efforts to structure its direct and indirect subsidiaries and affiliates, and to otherwise conduct the business of the Company and its subsidiaries, so as to minimize the amount of any “unrelated business taxable income” as described in Sections 512 through 514 of the Code.

20.Miscellaneous:

(a)Further Assurances: Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

(b)Notices: All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission or (iii) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to LR8 Investors:	95 Enterprise, Suite 325 Aliso Viejo, California 92656
With a copy to:	Westbrook Partners 645 Madison Avenue, 18th Floor New York, New York 10022 Attn: Marcus L. Scroggins Facsimile No.: 212-849-8801
With copies to:	Westbrook Partners 645 Madison Avenue, 18th Floor New York, New York 10022 Attn: Kashif Z. Sheikh, Esq. Facsimile No.: 212-849-8801
The New Home Company 95 Enterprise, Suite 325 Aliso Viejo, California Attn: H. Lawrence Webb Facsimile No.: 949-382-7801
Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this paragraph 20(b). A Notice sent in compliance with the provisions of this paragraph 20(b) shall be deemed given on the date of receipt.
(c)Successors and Assigns: This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

(d)Severability: In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

(e)Amendments: This Agreement may be amended only by a written instrument executed by a majority in interest of the Members, provided that any such amendment must be executed by LR8 Investors and any other Member adversely affected by such amendment.

(f)Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

(g)Attorneys’ Fees: If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

(h)Captions: All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

(i)Creditors Not Benefited: Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any capital contribution for the

Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth in the introductory paragraph hereof.
LR8 INVESTORS, LLC,
a Delaware limited liability company
By:     /s/ Kashif Z. Sheikh
Kashif Z. Sheikh
Authorized Representative

SCHEDULE A
Resolutions Regarding Appointment of Officers
RECITAL
WHEREAS, the Members desire to appoint officers of the Company to exercise the power and authority with respect to the business and affairs of the Company as described below.
OFFICERS
RESOLVED, that the Company may have, at the discretion of the Members, one or more Chief Executive Officers, one or more Executive Vice Presidents, a Secretary, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and/or such other officers as may be appointed by the Members of the Company. One person may hold two or more offices. The officers of the Company shall serve at the discretion of the Members of the Company. No officer shall be deemed a “manager” of the Company, as that term is defined in Section 18-101 (10) of the Delaware Limited Liability Company Act, by reason of his or her appointment or by reason of his or her actions as an officer of the Company. Any officer may resign at any time by giving written notice to the Members of the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
DUTIES
RESOLVED, that subject to Section 8 of the Agreement, the officers of the Company shall have the powers and duties described below:
CHIEF EXECUTIVE OFFICER. The Chief Executive Officer(s) of the Company shall have, subject to the supervision, direction and control of the Members of the Company, general supervision, direction and control of the business and affairs of the Company. He/she shall have the general powers and duties of management usually vested in the chief executive officer of a company organized for profit under the General Corporation Law of the State of Delaware, and shall have such other powers and duties with respect to the administration of the business and affairs of the Company as may from time to time be assigned to him/her by the Members of the Company, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company and the authority to enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Members of the Company to some other officer or agent of the Company.
EXECUTIVE VICE PRESIDENT. The Executive Vice President(s), if any, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to each of them by the Chief Executive Officer(s) or the Members of the Company. Subject to the control and the direction of the Members of the Company or the Chief Executive Officer(s), each Executive Vice President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Members of the Company to some other officer or agent of the Company. In the absence or disability of the Chief Executive Officer(s), the Executive Vice Presidents, in order of their rank as fixed by the Members of the Company, or if not ranked, the Executive Vice President(s) shall perform all of the duties of the Chief

Executive Officer(s) and when so acting shall have all of the powers of and be subject to all the restrictions upon the Chief Executive Officer(s).
VICE PRESIDENT. The Vice President(s), if any, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to each of them by the Chief Executive Officer(s) or the Members of the Company. Subject to the control and the direction of the Member of the Company or the Chief Executive Officer(s), each Vice President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Members of the Company to some other officer or agent of the Company.
SECRETARY. The Secretary and/or any Assistant Secretary shall keep and maintain, or cause to be kept and maintained, the records of the Company at the principal office for the transaction of the business of the Company, or such other place as the Members of the Company may order. He/she shall exercise and perform such other powers and duties with respect to the administration of the business and affairs of the Company as generally are incident to the position of a secretary of a company organized for profit under the General Corporation Law of the State of Delaware or as from time to time may be assigned to him or her by the Chief Executive Officer(s) or the Members of the Company.
TREASURER. The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and membership interests. The books of account at any reasonable time shall be open to inspection by any Members of the Company. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Members of the Company, the Chief Executive Officer(s) or such officers as may be designated by the Members of the Company. He/she shall disburse the funds of the Company as may be ordered by the Members of the Company, shall render to the Chief Executive Officer(s) and to the Members of the Company, whenever they request it, an account of all of his/her transactions as Treasurer and of the financial condition of the Company. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a company organized for profit under the General Corporation Law of the State of Delaware or as may from time to time be assigned to him or her by the Member of the Company or the Chief Executive Officer(s).
ASSISTANT SECRETARY. The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. The Assistant Secretary shall have all such further powers and duties as generally are incident to the position of an assistant secretary of a company organized for profit under the General Corporation Law of the State of Delaware or as may from time to time be assigned to him or her by the Members of the Company or the Chief Executive Officer(s).
ASSISTANT TREASURER. The Assistant Treasurer, if any, or, if there shall be more than one, the Assistant Treasurers, in the order determined by the Members of the Company, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. The Assistant Treasurer shall have all such further powers and duties as generally are incident to the position of an assistant treasurer of a company organized for profit under the General Corporation Law of the State of Delaware or as may from time to time be assigned to him or her by the Members of the Company or the Chief Executive Officer(s).
COMPENSATION. The compensation of the officers of the Company, if any, shall be fixed from time to time by the Members of the Company.

APPOINTMENT OF OFFICERS
RESOLVED, that the individuals listed below be, and they hereby are, elected to the offices set forth opposite their respective names, to serve in such capacities until the earlier of their resignation or removal, or until their successors are elected and qualified by the Members of the Company:

NAME	OFFICE
Paul D. Kazilionis	Chief Executive Officer
Kashif Z. Sheikh	Vice President and Secretary
Cindy Woon	Vice President and Treasurer
Diego Rico	Vice President and Assistant Treasurer
Stephen A. Smith	Vice President and Assistant Treasurer
Marcus L. Scroggins	Vice President
H. Lawrence Webb	Vice President
Wayne Stelmar	Vice President
Joseph Davis	Vice President
Tom Redwitz	Vice President
RESOLVED FURTHER, that each of the authorizations resulting from the preceding resolution shall cease automatically upon such individual’s termination of employment with the Company or any affiliate of the Company.